Filed pursuant to Rule 433

dated March 2, 2021

Relating to

Preliminary Pricing Supplement dated March 2, 2021

to Prospectus Supplement dated March 2, 2021 and

Prospectus dated November 20, 2020

Registration Statement No. 333-250829

Pricing Term Sheet for 0.950% Secured Medium-Term Notes, Series N, due March 15, 2026

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company

Trade Date: March 2, 2021

Original Issue Date/Settlement Date: March 4, 2021

Principal Amount: $450,000,000

Price to Public: 99.780% of Principal Amount, plus accrued interest, if any, from March 4, 2021 if settlement occurs after that date

Interest Rate: 0.950% per annum

Interest Payment Dates: March 15 and September 15, commencing September 15, 2021

Redemption: As specified in Preliminary Pricing Supplement dated March 2, 2021. Make Whole amount during the Make Whole Redemption Period to be determined at a discount rate equal to the Treasury Rate plus 10 basis points (0.100%).

Maturity Date: March 15, 2026

CUSIP: 74456QCF1

Joint Book-Running Managers:

Credit Suisse Securities (USA) LLC ($64,125,000)

Mizuho Securities USA LLC ($64,125,000)

RBC Capital Markets, LLC ($64,125,000)

Scotia Capital (USA) Inc. ($64,125,000)

BNP Paribas Securities Corp. ($54,000,000)

Citigroup Global Markets Inc. ($54,000,000)

Co-Managers:

BNY Mellon Capital Markets, LLC ($24,750,000)

PNC Capital Markets LLC ($24,750,000)

CastleOak Securities, L.P. ($18,000,000)

Academy Securities, Inc. ($9,000,000)

AmeriVet Securities, Inc. ($9,000,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling Credit Suisse Securities (USA) LLC toll-free at (800) 221-1037, Mizuho Securities USA LLC toll-free at (866) 271-7403, RBC Capital Markets, LLC toll-free at (866) 375-6829 or Scotia Capital (USA) LLC toll-free at (800) 372-3930.